                                                                  Exhibit 99-1






                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the fiscal years ended                    December 31, 1998

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the transition period from                to

Commission file number


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                             FOR NON-UNION EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 CMP GROUP, INC.
                                 83 EDISON DRIVE
                              AUGUSTA, MAINE 04336

                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                              REQUIRED INFORMATION


The following financial statements shall be furnished for the plan:

                                                                       Page No.
(a)  Financial Statements

     Report of Independent Public Accountants                             F-1

     Statements of Net Asset Available for Benefits                       F-2

     Statement of Changes in Net Assets Available for Benefits   F-3 through F-5

     Notes to Financial Statements                              F-6 through F-13

     Supplemental Schedules:
          I   - Item 27a Schedule of Assets Held for Investment  S-1 through S-2
                Purposes at December 31, 1998
         II   - Item 27d Schedule of Reportable Transactions for          S-3
                the Year Ended December 31, 1998

(b)  Exhibits

     Consent of Independent Public Accountants                            E-1

     Signature                                                            E-2

                        Report of Independent Accountants

To the Board of Directors of
Central Maine Power Company

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees (the "Plan") at December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for benefits of each fund. These supplemental schedules and fund information are the responsibility of the Plan's management. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


PricewaterhouseCoopers LLP
June 25, 1999

                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees


                 Statements of Net Assets Available for Benefits

                                                        As of December 31,
                                                       1998          1997
Assets:
   Investments at Fair Value:
      Retirement Government Money Market Portfolio  $6,734,685    $3,949,810
      Fidelity Balanced Fund                         6,476,896     5,733,860
      Fidelity Magellan Fund                        21,470,414    16,826,481
      Spartan U.S. Equity Index Fund                24,921,870    20,974,999
      Fixed Income Contract Portfolio                3,320,410     4,110,837
      Fidelity Intermediate Bond Fund                        -       504,919
      Asset Manager Income Fund                              -       547,520
      Asset Manager Fund                                     -     1,816,880
      Asset Manager Growth Fund                      5,878,838     4,044,483
      Central Maine Power Company Stock Fund         9,642,115     8,779,974
      PIMCO Total Return Bond Fund                   1,507,339             -
      MAS Value Fund                                   649,147             -
      Neuberger & Berman Genesis Trust               1,558,117             -
      Vanguard PRIMECAP                              2,788,493             -
      Invesco Total Return                             731,265             -
      Fidelity Diversified International               766,766             -
      Loans Due from Participants                    1,522,445     1,637,343
                                                     ---------     ---------

         Total Investments                          87,968,800    68,927,106

Receivables:
      Dividends on Company Stock                       109,235       120,602
      Kennebec Water Power Company Employee
        Savings and Investment Plan (Note 1)            29,832             -
      Accrued Interest                                   1,286         5,951
                                                     ---------    ----------
         Total Receivables                             140,353       126,553
                                                       -------      --------

         Total Assets                               88,109,153    69,053,659
                                                    ----------    ----------

Liabilities:
      Accounts payable                               (457,425)     (369,423)
                                                     --------      ---------
         Total Liabilities                           (457,425)     (369,423)
                                                     --------      ---------

Net Assets Available for Benefits                  $87,651,728   $68,684,236
                                                    ==========    ==========

The accompanying notes are an integral part of these financial statements.


                           Central Maine Power Company
                      Employee Savings and Investment Plan
                             For Non-Union Employees

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1998

                                       Retirement                                                         Fixed
                                       Government     Fidelity         Fidelity       Spartan U.S.        Income          Fidelity
                                      Money Market    Balanced         Magellan       Equity Index       Contract       Intermediate
                                       Portfolio        Fund             Fund             Fund          Portfolio        Bond Fund
 Additions:
   Investment Income
      Net Appreciation
        on Fair Market Value           $       -     $ 471,182      $ 4,327,964      $ 5,155,161     $          -       $    1,989
      Dividend on Company Stock                -             -                -                -                -                -
      Interest and Dividends             251,874       628,267          978,441          493,341          204,405            3,922
      Interest on Loans                    9,310        10,878           38,594           25,988                -              182
   Contributions
      Participants'                      234,741       368,169        1,086,397          983,689                -            4,339
      Employer's                               -             -                -                -                -                -
   Other                                   4,162         3,003            4,693           20,280                                 -
                                     ----------------------------------------------------------------------------------------------
        Total Additions                  500,087     1,481,499        6,436,089        6,678,459          204,405           10,432
 Deductions:
   Benefits Paid to participants        (375,912)     (291,048)        (472,981)        (727,589)        (213,417)               -
   Loan Repayments                       104,821        87,035          279,510          199,121                -            1,014
   Loan Withdrawals                      (47,958)      (86,154)        (247,537)        (212,327)         (21,138)            (155)
   Other                                       -             -                -                -          (10,399)               -
                                     ----------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer     181,038     1,191,332        5,995,081        5,937,664          (40,549)          11,291

 Interplan Transfers                      14,310        24,252           92,942          110,245            2,807              486
 Interfund Transfers                   2,589,527      (472,548)      (1,444,090)      (2,101,038)        (752,685)        (516,696)
                                     ----------------------------------------------------------------------------------------------
      Net Increase (Decrease)          2,784,875       743,036        4,643,933        3,946,871         (790,427)        (504,919)

 Net Assets Available for Benefits:
      Beginning of Year                3,949,810     5,733,860       16,826,481       20,974,999        4,110,837          504,919
                                     ----------------------------------------------------------------------------------------------

      End of Year                    $ 6,734,685   $ 6,476,896     $ 21,470,414     $ 24,921,870      $ 3,320,410        $       -
                                     ==============================================================================================
  (Continued on page F-4)

The accompanying notes are an integral part of these financial statements.



                           Central Maine Power Company
                      Employee Savings and Investment Plan
                             For Non-Union Employees

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1998

                                           Asset                             Asset           Central           PIMCO
                                          Manager           Asset           Manager        Maine Power         Total          MAS
                                          Income           Manager          Growth           Company          Return         Value
                                           Fund             Fund             Fund          Stock Fund       Bond Fund        Fund
 Additions:
   Investment Income
      Net Appreciation
        on Fair Market Value              $ 8,890         $ 70,392         $ 18,127       $ 1,897,817      $ (29,800)   $ (152,921)
      Dividend on Company Stock                 -                -                -           452,645              -             -
      Interest and Dividends                1,164                -          814,162                 -        113,707       107,912
      Interest on Loans                        82              255            8,149             7,627          2,877           583
   Contributions
      Participants'                         3,493           15,518          402,358            93,982         62,002        38,681
      Employer's                                -                -                -         1,222,309              -             -
   Other                                        -            3,003            6,854               694              -             -
                                     ----------------------------------------------------------------------------------------------
        Total Additions                    13,629           89,168        1,249,650         3,675,074        148,786        (5,745)
 Deductions:
   Benefits Paid to participants                -             (343)        (220,555)         (344,413)        (1,860)            -
   Loan Repayments                            628            1,347           54,742            41,073         28,122         2,029
   Loan Withdrawals                          (376)            (345)         (39,578)          (17,161)       (17,479)         (711)
   Other                                        -                -                -                 -              -             -
                                     ----------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer        13,881           89,827        1,044,259        3,354,573        157,569        (4,427)

 Interplan Transfers                         6,467            1,292           23,444           64,976              -             -
 Interfund Transfers                      (567,868)      (1,907,999)         766,652       (2,650,075)     1,349,770       653,574
                                     ----------------------------------------------------------------------------------------------
      Net Increase (Decrease)             (547,520)      (1,816,880)       1,834,355          769,474      1,507,339       649,147

 Net Assets Available for Benefits:
      Beginning of Year                    547,520        1,816,880        4,044,483        8,416,502              -             -
                                     ----------------------------------------------------------------------------------------------

      End of Year                        $       -       $        -      $ 5,878,838      $ 9,185,976    $ 1,507,339     $ 649,147
                                     ==============================================================================================
  (Continued on page F-5)

The accompanying notes are an integral part of these financial statements.


                                                                       Central Maine Power Company
                                                                  Employee Savings and Investment Plan
                                                                         For Non-Union Employees

                                                        Statement of Changes in Net Assets Available for Benefits
                                                                  For the Year Ended December 31, 1998

                                    Neuberger &
                                      Berman                   Invesco        Fidelity       Loans Due
                                      Genesis     Vanguard      Total        Diversified       from
                                      Trust       PRIMECAP     Return      International   Participants     Other         Total
                                      ------      ---------    -------   ---------------  -------------    ------        -----
Additions:
  Investment Income
     Net Appreciation
       on Fair Market Value         $ (110,511)   $ 322,486    $ 26,713       $ 17,700       $      -     $       -  $ 12,025,189
     Dividend on Company Stock               -            -           -              -              -       (11,367)      441,278
     Interest and Dividends             24,119      100,432      33,007         29,260              -             -     3,784,013
     Interest on Loans                   1,739        2,707         207            347              -             -       109,525
  Contributions
     Participants'                     146,130      198,101      28,932         57,007              -             -     3,723,539
     Employer's                              -            -           -              -              -             -     1,222,309
  Other                                      -            -           -              -              -        29,832        72,521
                                   -----------------------------------------------------------------------------------------------
       Total Additions                  61,477      623,726      88,859        104,314              -        18,465    21,378,374
Deductions:
  Benefits Paid to participants        (37,037)     (40,759)    (11,802)        (1,919)       (34,762)            -    (2,774,397)
  Loan Repayments                       13,331       25,367       1,689          3,095       (842,924)            -             -
  Loan Withdrawals                      (9,142)     (18,668)     (8,149)        (3,217)       730,095             -             -
  Other                                      -            -           -              -              -             -       (10,399)
                                   -----------------------------------------------------------------------------------------------
     Net Increase Prior to Transfer     28,629      589,666      70,597        102,273       (147,591)       18,465    18,593,578

Interplan Transfers                          -            -           -              -         32,693             -       373,914
Interfund Transfers                  1,529,488    2,198,827     660,668        664,493              -             -             -
                                   -----------------------------------------------------------------------------------------------
     Net Increase (Decrease)         1,558,117    2,788,493     731,265        766,766       (114,898)       18,465    18,967,492

Net Assets Available for Benefits:
     Beginning of Year                       -            -           -              -      1,637,343       120,602    68,684,236
                                   -----------------------------------------------------------------------------------------------

     End of Year                   $ 1,558,117  $ 2,788,493   $ 731,265      $ 766,766    $ 1,522,445     $ 139,067  $ 87,651,728
                                   ===============================================================================================

The accompanying notes are an integral part of these financial statements.

                                               Central Maine Power Company
                                                   Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees


                          Notes to Financial Statements
                                December 31, 1998

1.     Administrative Change

       CMP Group is a holding company organized effective September 1, 1998 which owns all of the common stock of Central Maine Power Company ("the Company") and the former non-utility subsidiaries of the Company. As part of the reorganization, all of the shares of the Company's common stock were converted into an equal number of shares of CMP Group. The Central Maine Power Company Stock Fund ("CMP Co. Stock Fund"), an investment option of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees ("the Plan" or "the Non-Union Plan") shares were converted to an equal number of CMP Group shares as a result of the above. In addition the CMP Group employees are eligible participants of the Non-Union Plan.

       Effective December 31, 1998 the Kennebec Water Power Company Employee Savings and Investment Plan, which consisted of three participants, was merged into the Central Maine Power Non-Union Plan.

2.     Description of the Plan

       The Non-Union Plan was adopted by the Board of Directors of the Company on February 19, 1981. Certain pertinent features of the Plan, as amended, are discussed below.

       a.     Eligibility of Participants

              Each employee of the Company, CMP Group, Inc., Kennebec Water Power Company, and The Union Water-Power Company, MaineCom, Telesmart, CNEX and Aroostook Valley Electric Company, its wholly-owned subsidiaries, who is not in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

       b.     Elective Contributions by Participants

              Each participant elects a salary reduction percentage to be contributed by the Company on their behalf. Participants may elect to have the Company contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement. Beginning January 1, 1999, employees may defer up to 18% of their base compensation.

       c.     Matching Contributions by the Company

              The Company and its subsidiaries contribute to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. Effective January 1, 1999 the Company increased its matching contribution to 60% of the first 5% of compensation plus 50% on the next 2% of compensation for a total match of 4% on a 7% salary reduction amount. In 1998 these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $10,000. Employee contributions for employees who are defined as "highly compensated" by the Internal Revenue Service may be further limited in order to pass nondiscrimination tests. The Company's matching contribution is made coincident with each payroll cycle during the year and shall be paid in full as of the date the Company files its federal income tax return for that year.

       d.     Vesting

              Participants are 100% vested in their account balances. Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon.

       e.     Investment Options

              All contributions made under the Plan are subject to a master trust that also contains the assets of one other savings and investment plans of the Company and its affiliated companies. At December 31, 1998, the Plan's interest in investments in the master trust was approximately 68%. Effective January 1, 1998, six new funds were added and three funds were eliminated bringing the total number of investment options to thirteen. Contributions are invested by the Trustee, Fidelity Management Trust Company, based upon participant election, in one or more of thirteen funds. Those assets which consist of shares of a registered investment entity are invested directly into a participant account, which is credited periodically to reflect the earnings thereon. Those assets invested in the CMP Co. Stock Fund are commingled with the assets of additional savings and investment plans of the Company and its affiliated companies. The earnings related to the CMP Co. Stock Fund are allocated prorata between the two plans based on market value of CMP Group common shares held by each plan. Contributions to all Funds may be invested temporarily in short-term investments prior to the purchase of the primary Fund securities.

       e.     Investment Options (continued)

              The Funds consist of:

              Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

              Fidelity   Balanced  Fund  -  A  diversified   fund  comprised  of
              high-yielding securities, including common stocks and bonds.

              Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

              Spartan U.S. Equity Index Fund - A fund comprised of common stock which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks. The fund presents a passive approach for investing in a diversified portfolio of common stocks.

              Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. Certain fixed income contracts were previously placed under conservatorship and as a result, this fund was closed to new investments effective May 1, 1996. Final distributions from these contracts were received in 1998 and this fund ceased to exist as of January 1, 1999.

              Fidelity Intermediate Bond Fund - A fund that seeks high current income by investing in domestic and foreign investment-grade securities with intermediate maturities and good credit quality. This fund was eliminated as of February 1, 1998. The Kennebec Water Power Company Plan which was merged with the Non-Union Plan on December 31, 1998, will no longer have the Intermediate Bond Fund as an option.

              Asset Manager Income Fund - A fund emphasizing investment in bonds and short-term instruments for income and price stability, but allows some investment in stocks for their potential to grow and keep pace with inflation. This fund was eliminated as of February 1, 1998.

              Asset Manager Fund - A fund allocating its assets among and across domestic and foreign stocks, bonds and short-term instruments of U.S. and foreign issuers, including those in emerging markets. This fund was eliminated as of February 1, 1998.

       e.     Investment Options (continued)

              Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments. However, it may invest in many types of domestic and foreign securities.

              Central Maine Power Company Stock Fund - A fund comprised of the common shares of CMP Group, the parent company of Central Maine Power Company.

              The following funds have been added and may receive either transfers from other funds or new contributions as of January 1, 1998:

              PIMCO Total Return Bond Fund - This fund is an open-end management investment company consisting of twenty-four separate investment portfolios. Each fund has its own investment objectives and policies.

              MAS Value Fund - This is a no-load mutual fund consisting of twenty-six portfolios. This fund also offers Institutional Class Shares and Investment Class Shares.

              Neuberger & Berman Genesis Trust - The investment objective of this fund is to seek capital appreciation. This fund invests primarily in common stock of companies with small market capitalizations.

              Vanguard PRIMECAP - This is an open-end diversified investment that seeks to provide long-term growth of capital by investing principally in common stocks.

              Invesco Total Return - This fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities
              (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

              Fidelity Diversified International - This fund invests primarily in stocks of companies located outside the U.S. that are included in the Morgan Stanley EAFA Index. Seeks stocks that are undervalued compared to industry norms in their countries.

       e.     Investment Options (continued)

              Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 1%. Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers may be made at any time.

              All Company matching contributions are initially invested in the CMP Co. Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund. Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Co. Stock Fund.

       f.     Withdrawals and Distributions

              A participant may elect to make a regular withdrawal of up to 100% of the value of their contributions made prior to July 1, 1983, and earnings thereon, (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn) after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.

              Withdrawals with respect to contributions made subsequent to July 1, 1983 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% their account.

              Distributions from the Funds occurring as a result of termination of employment, death, retirement or permanent disability are made no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

       g.     Participant Loans

              Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. Interest rates on loans outstanding at year end range from 7.25% to 8.00%. The maximum term of the loans is generally five years, with borrowed funds being repaid through payroll deductions.

       h.     Expenses

              All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company and participating subsidiaries.

3.     Summary of Significant Accounting Policies

       a.     Basis of Accounting

              The financial statements of the Plan are prepared under the accrual method of accounting.

       b.     Use of Estimates

              The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

       c.     Risks and Uncertainties

              The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

       d.     Investment Valuation and Income Recognition

              The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at cost, which approximates fair value.

              Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

4.     Related Party Transactions

       Certain Plan investment options are shares of mutual funds managed by the Trustee and CMP Group common stock. Therefore, these transactions qualify as party-in-interest transactions.

5.     Investments

       The following investments represent 5% or more of the total net assets available for plan benefits at December 31, 1998:

                               Description                   Amount

       Retirement Government Money Market Portfolio         $6,734,685
       Fidelity Balanced Fund*                              $6,476,896
       Fidelity Magellan Fund*                             $21,470,414
       Spartan U.S. Equity Index Fund*                     $24,921,870
       Asset Manager Growth Fund*                           $5,878,838
       Central Maine Power Company Stock Fund*              $9,642,115

       *Represents a party-in-interest to the Plan.

6.     Plan Termination

       Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

7.     Federal Income Taxes

       The Internal Revenue Service has determined and informed the Company sponsor by letter dated February 10, 1995, that the Plan is qualified and the related trust established under the Plan is tax-exempt, under the applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

       Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

8.     Differences with Form 5500

       Differences between the information contained in the financial statements and Form 5500 are primarily related to differences in classification. The Form 5500 does not provide the detailed information of balances or earnings related to assets held in the master trust.

                                           Central Maine Power Company
                                              Form 11-K - Year 1998
                                                   Schedule I
                                                   Page 1 of 2

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                           For Non-Union Employees (B)

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1998

                                                                                                           Market/
                              Name of Issuer                                                              Contract
     Fund                   and Title of Issue                 Units (A)             Cost                   Value

Retirement Government Money Market Fund                        8,740,855             $8,740,855           $8,740,855
Fidelity Balanced Fund*                                          581,633              8,254,465            9,515,523
Fidelity Magellan Fund*                                          267,027             22,760,642           32,262,211
Spartan U.S. Equity Index Fund*                                  827,214             20,722,508           36,364,313
Fidelity Intermediate Bond Fund*                                     901                  9,089                9,250
Asset Manager Growth Fund*                                       466,729              8,380,151            8,718,504
PIMCO Total Return Bond Fund                                     181,145              1,945,278            1,909,274
MAS Value Fund                                                    61,088              1,077,349              881,505
Neuberger & Berman Genesis Trust                                 103,152              2,237,878            2,098,118
Vanguard PRIMECAP                                                 83,371              3,532,499            3,973,473
Invesco Total Return                                              31,258                948,037              980,242
Fidelity Diversified International*                               61,647              1,086,880            1,092,380

Fixed Income Contract Portfolio
         Fidelity-Short-term Investment Fund (at par
         value)*
           Contract rate 5.10%                                                        4,901,908            4,901,908

Central Maine Power Company Stock Fund
         CMP Group Shares*                                       824,073             13,251,969           15,557,544
         Fidelity U.S. Government Reserve Pool (at par
         value)*                                                 426,129                426,129              426,129
                                                                                        -------              -------
           Total CMP Stock Fund                                                      13,678,098           15,983,673
                                                                                     ----------           ----------

           Total Investments All Funds                                               98,275,637          127,431,229

Participant Loans (interest rates range from 7.25% to
8.00%, maturity dates are generally within 5 years.)
                                                                                      2,586,787            2,586,787
                                                                                      ---------          ---------
           Total                                                                   $100,862,424         $130,018,016
                                                                                    ===========          ===========

*Parties in interest to the plan.

                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998
                                                         Schedule I
                                                         Page 2 of 2

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                        Notes to Schedule I - Investments

(A) "Units," except for shares of CMP Group stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.

(B) The investments of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees are commingled in a master trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                                 Market/Contract
                                                           Cost         Value

Retirement Government Money Market Portfolio .....    $ 6,734,685    $ 6,734,685
Fidelity Balanced Fund* ..........................      5,633,969      6,476,896
Fidelity Magellan Fund* ..........................     15,169,367     21,470,414
Spartan U.S. Equity Index Fund* ..................     14,161,213     24,921,870
Fixed Income Contract Portfolio ..................      3,320,410      3,320,410
Asset Manager Growth Fund* .......................      5,636,225      5,878,838
PIMCO Total Return Fund ..........................      1,536,542      1,507,339
MAS Value Fund ...................................        802,950        649,147
Neuberger & Berman Genesis .......................      1,666,250      1,558,117
Vanguard PRIMECAP ................................      2,476,077      2,788,493
Invesco Total Return .............................        708,144        731,265
Fidelity Diversified International* ..............        770,215        766,766
Central Maine Power Company Stock Fund* ..........      7,994,219      9,642,115
Loans Due from Participants ......................      1,522,445      1,522,445


*Parties in interest to the plan.


                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                  Items 27d Schedule of Reportable Transactions
                      For the Year Ended December 31, 1998

                                         No. of                      No. of                      Current
                                          Trans.        Purchase      Trans.       Selling       Cost of           Net
            Description of Asset        Purchased        Price         Sold         Price         Asset         Gain/(Loss)

 Retirement Government Money
   Market Portfolio                         225     $ 43,074,424       204      $40,303,859     $40,303,859   $          -

 Fidelity Balanced Fund*                    165        2,031,156       114        1,783,555       1,592,312        191,243

 Fidelity Magellan Fund*                    207        6,122,362       148        5,899,334       5,213,137        686,197

 Spartan U.S. Equity Index Fund*            222       12,091,347       163       13,409,881      11,821,896      1,587,985

 Asset Manager Growth Fund*                 155        3,274,246        98        1,481,463       1,332,525        148,938

 Vanguard PRIMECAP                          175        3,123,349        53          657,341         647,272         10,069

 Fidelity Diversified International         153       16,798,771        44       16,049,704      16,028,555         21,149

 Central Maine Power Company
   Stock Fund
           CMP Group Common Stock*          219       12,177,139       195       12,527,500      10,362,392      2,165,108

           Fidelity U.S. Government
             Reserve Pool*                  219       21,593,009       195       21,493,686      21,493,686              -

 * Parties in interest to the plan

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statement on Form S-8 (No. 33-44754) of Central Maine Power Company of our report dated June 25, 1999 relating to the financial statements of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees, which appears in this Form 11-K.


PricewaterhouseCoopers LLP

Portland, ME
June 30, 1999

                                                 Central Maine Power Company
                                                    Form 11-K - Year 1998

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                          Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees
                                            (Name of Plan)




                          Michael W. Caron, Comptroller
                          (Chief Accounting Officer and Duly Authorized
                          Officer)




                          CMP Group, Inc.




                          David E. Marsh, Chief Financial Officer
                          (Principal Financial Officer and Duly Authorized Officer)


Date:  June 30, 1999